As filed with the Securities and Exchange Commission on July 28, 2023.

Registration No. 333-262478

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAVE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-1481509
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1265 South Cochran Avenue

Los Angeles, CA 90019

Tel: (844) 857-3283

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jason Wilk

Dave Inc.

1265 South Cochran Avenue

Los Angeles, CA 90019

Tel: (844) 857-3283

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Albert W. Vanderlaan, Esq. Josh Pollick, Esq. Orrick, Herrington & Sutcliffe LLP 222 Berkeley St., Suite 2000 Boston, MA 02116 (617) 880-2210	John Ricci General Counsel 1265 South Cochran Avenue Los Angeles, CA 90019 Tel: (844) 857-3283

From time to time after the effective date of this Registration Statement.

(Approximate Date of Commencement of Proposed Sale to the Public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 5, 2022, Dave Inc. (the “Company”) consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPC Impact Acquisition Holdings III, Inc., the Company’s name prior to the Business Combination (defined below) (“VPCC”), Dave Inc., a Delaware corporation (“Legacy Dave”), and certain other entities (such mergers together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On February 2, 2022, the Company filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-262478) (the “Initial Registration Statement”), which was declared effective by the SEC on February 11, 2022. The Initial Registration Statement initially registered up to 331,404,740 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consisted of up to (i) 21,000,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (ii) 48,450,639 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”) held by our Chief Executive Officer; (iii) 5,392,582 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of VPCC, 51,000 of which were subsequently distributed to certain equity holders of VPCC; (iv) 5,100,214 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11.50 per share of Class A Common Stock; (v) 6,344,150 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock that were previously registered; (vi) 244,949,074 shares of Class A Common Stock issued upon consummation of the Business Combination and held by certain of our directors and officers and other holders of registration rights; and (vii) 168,135 shares of Class A Common Stock underlying options to purchase shares of common stock of Legacy Dave held by certain former employees of Legacy Dave. On January 5, 2023, the Company effected a reverse stock split which resulted in the shares of Common Stock being adjusted at a ratio of 1-for-32. The reverse stock split is not reflected in the number of shares of Common Stock and Warrants set forth above.

On April 7, 2022, the Company filed Post-Effective Amendment No. 1 to the Initial Registration Statement (the “Post-Effective Amendment No.1” and, collectively with the Initial Registration Statement, the “Registration Statement”) which was declared effective by the SEC on April 13, 2022.

This Post-Effective Amendment No. 3 to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 3”) is being filed by the Company to (i) convert the Registration Statement into a registration statement on Form S-3 and (ii) to update certain information regarding the securities being offered pursuant to the prospectus contained herein. This Post-Effective Amendment No. 3 does not register any additional securities and relates solely to securities registered previously. All applicable registration fees were paid at the time of the filing of the Initial Registration Statement.

i

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 28, 2023.

Dave Inc.

Up to 8,517,556 Shares of Class A Common Stock

Up to 357,635 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 8,517,556 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (i) 140,624 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021 acquired at a price of $320.00 per share, (ii) 1,514,082 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share held by our Chief Executive Officer in exchange for shares of Legacy Dave (as defined below) common stock, which were issued as founder shares at a price equal to par value of $0.00001 at the time Legacy Dave was founded; (iii) 1,593 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC in connection with the initial public offering (the “IPO”) of VPC Impact Acquisition Holdings III, Inc. (our name prior to the Business Combination (defined below)) acquired at a price of $0.1237 per share; (iv) 159,381 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO with an exercise price of $368.00 per share of Class A Common Stock, which were purchased at a price of $1.50 per warrant; (v) 198,254 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO with an exercise price of $368.00 per share of Class A Stock that were previously registered (the “Warrants”) and which were purchased as part of units consisting of common stock and one-fourth of one warrant at a price of $320.00 per unit; (vi) 6,445,921 shares of Class A Common Stock issued upon consummation of our Business Combination and held by certain of our directors and officers and other holders of registration rights acquired at prices ranging from $0.004 per share to $162.62 per share; and (vii) 415,336 shares of Class A Common Stock underlying options to purchase common stock (the “Options”) of Dave Inc. prior to the Business Combination (“Legacy Dave”) held by certain affiliates and former employees of Legacy Dave (“Option Shares”), which have a weighted average exercise price of $20.39 per share. On January 5, 2023, the Company effected a reverse stock split which resulted in the shares of Common Stock being adjusted at a ratio of 1-for-32 (the “Reverse Stock Split”). Unless otherwise indicated, the per share prices in this prospectus, including the prices set forth above and number of shares of Class A Common Stock and shares of Class A Common Stock issuable upon exercise of Warrants and Options in this prospectus have been adjusted to reflect the Reverse Stock Split.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders, except with respect to amounts received by us upon exercise of the Warrants. However, we will pay the expenses, other than any discounts and commissions, associated with the sale of securities pursuant to this prospectus. As of the date of this prospectus, Warrants are “out-of-the-money” which means that the trading price of the Class A Common Stock underlying the Warrants is below the $368.00 exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants.

We are registering the securities described above for resale by the Selling Securityholders pursuant to, among other things, registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or a portion of the securities covered by this prospectus in a number of different ways and at varying prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or Warrants. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

The shares of Class A Common Stock being offered for resale by this prospectus, excluding the Option Shares and shares of Class A Common Stock underlying Warrants and Class V Common Stock, represent approximately 62.9% of our total outstanding shares of Class A Common Stock as of the date of this prospectus. Additionally, if all the stock options, Warrants and Class V Common Stock are exercised or converted, the holders of such stock options, Warrants and shares of Class V Common Stock would own an additional 2,287,052 shares of Class A Common Stock, representing approximately 17.9% of our total shares of Class A Common Stock outstanding as of the date of this prospectus, assuming such exercise or conversion. The sale of the securities being offered by this prospectus could increase the volatility of the market price of our Class A Common Stock and Warrants or result in a significant decline in the public trading price of shares of our Class A Common Stock and Warrants. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower purchase price at which they purchased the securities described above. See “Information Related to Offered Securities,” “Risk Factors – Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return,” and “Risk Factors – Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing stockholders could cause the price of our Class A Common Stock and Warrants to decrease significantly.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, amended, and are subject to reduced public company reporting requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “DAVE” and “DAVEW,” respectively. On July 27, 2023, the last reported sales price of the Class A Common Stock was $5.69 per share and the last reported sales price of our Warrants was $0.027 per Warrant.

See the section entitled “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

We are registering the securities described above for resale pursuant to, among other things, the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or Warrants, except with respect to amounts received by us upon the exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or Warrants. See “Plan of Distribution” beginning on page 13 of this prospectus.

On January 5, 2022 (the “Closing Date”), we consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPC Impact Acquisition Holdings III, Inc. (“VPCC”), Dave Inc., a Delaware corporation (“Legacy Dave”), and certain other entities (the mergers together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, we changed our name from “VPC Impact Acquisition Holdings III, Inc.” to “Dave Inc.,” and the entity into which Legacy Dave merged operates under the name “Dave Operating LLC” as our subsidiary.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Dave,” “we,” “us,” “our” and similar terms refer to Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc.) and its consolidated subsidiaries. References to “VPCC” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, and the information incorporated by reference in the prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the ability of Dave to compete in its highly competitive industry;

•	the ability of Dave to keep pace with the rapid technological developments in its industry and the larger financial services industry;

•	the ability of Dave to manage its growth as a public company;

•	the ability of Dave to protect intellectual property and trade secrets;

•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business;

•	the ability to attract or maintain a qualified workforce;

•	level of product service failures that could lead Dave members (“Members”) to use competitors’ services;

•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;

•	the ability to maintain the listing of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) on the Nasdaq Stock Market (“Nasdaq”);

•	the effects of the COVID-19 pandemic, the Russia-Ukraine war, rising interest rates or rising inflation on Dave’s business;

•	the possibility that Dave may be adversely affected by other economic, business, and/or competitive factors; and

•	other risk and uncertainties described in the section entitled “Risk Factors” on page 11 of this prospectus.

We caution you that the foregoing list of risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements may not be complete. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements and our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our products. We obtained the industry, market and similar data set forth in this report from our own internal estimates and research and from industry research, publications, surveys and studies conducted by third parties, including governmental agencies. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not separately verified these data. You are cautioned not to give undue weight to any such information, projections and estimates.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. For information about where you can find these reports, see “Where You Can Find More Information” and “Incorporation by Reference.”

ABOUT THE COMPANY

Overview

Dave was founded in 2016 and is an integrated and fully digital financial services platform that provides millions of Americans with seamless access to a variety of intuitive financial products at a fraction of the cost and with much greater transparency and higher speed to value than that of the legacy financial services incumbents, such as traditional banks, credit unions, and independent finance companies. Our mission is to build products that level the financial playing field. Our strategy is focused on delivering a superior banking experience for anyone living paycheck to paycheck.

Dave offers a suite of innovative financial products aimed at helping our members (“Members”) improve their financial health. To help Members avoid punitive overdraft fees and access short-term liquidity, Dave offers cash advances through its flagship 0% interest ExtraCash product. Through Dave Banking, we provide a modern checking account experience with valuable tools for building long-term financial health. We also help Members generate extra income for spending or emergencies through our Side Hustle product, where we present Members with supplemental work opportunities, and through our recently launched Surveys product, where Members can earn supplemental income by taking surveys. Our budgeting tool helps Members manage their upcoming bills to avoid overspending.

We have only begun to address the many inequities in financial services, but our progress to date demonstrates the demand for Dave to rewire the financial system for the everyday person. Since inception over 10 million Members have registered on the Dave app, over six million of them have used at least one of our current products and we believe that we have a substantial opportunity to continue growing our Member base going forward.

Since the inception of Legacy Dave, we have financed our operations primarily from the issuance of common and preferred stock, issuances of convertible notes, funds from borrowings under debt and credit facilities, and funds received as a result of the Business Combination, which was completed on January 5, 2022. As of March 31, 2022, our cash and cash equivalents and marketable securities totaled $301.8 million. As of December 31, 2022 and March 31, 2023, our cash and cash equivalents, marketable securities and short-term investments balance was approximately $192.0 million and $195.0 million, respectively. We believe that our cash on hand should be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus. We may raise additional capital through private or public equity or debt financings. The amount and timing of our future funding requirements, if any, will depend on many factors. No assurances can be provided that additional funding will be available at terms acceptable to us, if at all. If we are unable to raise additional capital, we may significantly curtail our operations, modify existing strategic plans and/or dispose of certain operations or assets.

Corporate Information

We were incorporated on January 14, 2021 as a Delaware corporation under the name VPC Impact Acquisition Holdings III, Inc. (“VPCC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On March 4, 2021, VPCC completed its initial public offering of common stock and warrants (the “IPO”). On January 5, 2022, VPCC consummated the Business Combination with Dave pursuant to the Merger Agreement and changed its name to Dave Inc.

Our principal executive offices are located at 1265 South Cochran Avenue, Los Angeles, California 90019. Our telephone number is (844) 857-3283. Our website address is www.dave.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Dave, the Dave logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Dave. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

THE OFFERING

Issuer	Dave Inc. (f/k/a VPC Impact Acquisition Holdings III, Inc).

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us	1,871,717 shares of Class A Common Stock, consisting of

•

1,514,082 shares of Class A Common Stock that are issuable upon conversion of 1,514,082 outstanding shares of our Class V common stock, par value $0.0001 per share (“Class V Common Stock,” and together with the Class A Common Stock, “Common Stock”), held by our Chief Executive Officer which were originally issued upon the founding of Legacy Dave for par value;

•

159,381 shares of Class A Common Stock that are issuable upon the exercise of 5,100,214 warrants (the “Private Warrants”) originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company, which was the sponsor of VPCC and an affiliate of certain of VPCC’s officers and directors prior to the Business Combination (the “Sponsor”) which were purchased at a price of $1.50 per warrant; and

•

198,254 shares of Class A Common Stock that are issuable upon the exercise of 6,344,150 warrants originally sold as part of units in VPCC’s IPO and which following the closing of the Business Combination became warrants to purchase shares of Class A Common Stock of Dave (“Warrants”), which were purchased as part of units consisting of common stock and one-fourth of one warrant at a price of $320.00 per unit;

Shares of Class A Common Stock outstanding prior to exercise of all Warrants and Options and conversion of all Class V Common Stock	10,470,714 shares of Class A Common Stock (as of June 26, 2023)

Shares of Class A Common Stock outstanding assuming exercise of all Warrants and Options and conversion of all Class V Common Stock	12,757,767shares of Class A Common Stock (as of June 26, 2023)

Exercise Price of Warrants	$368.00 per share, subject to adjustment

Use of Proceeds

We would receive $131.61 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will receive up to an aggregate of approximately $8.5 million from the exercise of Options, assuming the exercise in full of all of the Options for cash. We expect to use the net proceeds from the exercise of the Warrants and Options, if any, for general corporate purposes, although we believe we can fund our operations with cash on hand. As of the date of this prospectus, Warrants are “out-of-the money,” which means that the trading price of the shares of our Class A

Common Stock underlying our Warrants is below the $368.00 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. As of the date of this prospectus, only 52,083 Option Shares of the 415,336 Option Shares included in this prospectus are issuable upon exercise of Options at a price less than the last reported stock price of our Class A Common Stock on June 26, 2023 of $5.08. Holders of Options will be less likely to exercise those Options if the exercise prices of their Options exceed the market price of our shares of Class A Common Stock. There is no guarantee that the Options will be in the money prior to their expiration, and as such, Options may expire worthless. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock. See “Use of Proceeds.”

Securities offered by the Selling Stockholders

Shares of Class A Common Stock offered by the Selling Stockholders	8,875,191 shares of Class A Common Stock consisting of

•

1,514,082 shares of Class A Common Stock that are issuable upon conversion of 1,514,082 outstanding shares of our Class V common stock, par value $0.0001 per share (“Class V Common Stock,” and together with the Class A Common Stock, “Common Stock”), received by our Chief Executive Officer in the Business Combination in exchange for certain shares of common stock of Legacy Dave which were originally issued upon the founding of Legacy Dave for par value;

•

159,381 shares of Class A Common Stock that are issuable upon the exercise of 5,100,214 warrants (the “Private Warrants”) issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC, a Delaware limited liability company, which was the sponsor of VPCC and an affiliate of certain of VPCC’s officers and directors prior to the Business Combination (the “Sponsor”), at a price of $1.50 per warrant;

•

198,254 shares of Class A Common Stock that are issuable upon the exercise of 6,344,150 warrants originally sold as part of units in VPCC’s IPO and which following the closing of the Business Combination became warrants to purchase shares of Class A Common Stock of Dave (“Warrants”), which were purchased as part of units consisting of common stock and one-fourth of one warrant at a price of $320.00 per unit;

•

140,624 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021 in connection with the Business Combination, at a price of $320.00 per share;

•

1,593 shares of VPCC Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO which following the Business Combination were converted into Class A Common Stock (“Founder Shares”), acquired at a price of $0.1237 per share;

•

6,445,921shares of Class A Common Stock issued upon consummation of our business combination pursuant to the Merger Agreement and held by certain of our directors and officers and other holders of registration rights acquired at prices ranging from $0.004 per share to $162.62 per share; and

•	415,336 options (the “Options”) to purchase shares of Class A Common Stock pursuant to a stock plan of Dave (“Option Shares”), which have a weighted average exercise price of $20.39 per share.

Unless otherwise indicated, the per share prices in this prospectus, including the prices set forth above and the number of shares of Class A Common Stock and shares of Class A Common Stock issuable upon exercise of Warrants and Options in this prospectus have been adjusted to reflect the Reverse Stock Split.

Use of proceeds	We will receive up to an aggregate of approximately $131.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We will receive up to an aggregate of approximately $8.5 million from the exercise of Options, assuming the exercise in full of all of the Options for cash. We expect to use the net proceeds, if any, from the exercise of the Warrants and Options for general corporate purposes, although we believe we can fund our operations with cash on hand. As of the date of this prospectus, Warrants are “out-of-the money,” which means that the trading price of the shares of our Class A Common Stock underlying the Warrants is below the $368.00 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. As of the date of this prospectus, only 52,083 Option Shares of the 415,336 Option Shares included in this prospectus are issuable upon exercise of Options at a price less than the last reported stock price of our Class A Common Stock on June 26, 2023 of $5.08. Holders of Options will be less likely to exercise those Options if the exercise prices of their Options exceed the market price of our shares of Class A Common Stock. There is no guarantee that the Options will continue to be in the money prior to their expiration, and as such, Options may expire worthless. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock. See “Use of Proceeds.”

Terms of the offering	The selling securityholders named in this prospectus (the “Selling Securityholders”) will determine when and how they will dispose of the shares of Class A Common Stock registered under this prospectus for resale.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Stock Market Symbols	Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “DAVE” and “DAVEW,” respectively.

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to:

•

The resale of 140,624 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, acquired at a purchase price of $320.00 per share (“PIPE Shares”);

•

The resale of 1,514,082 shares of Class A Common Stock that are issuable by us upon conversion of our Class V Common Stock received by our Chief Executive Officer in the Business Combination in exchange for certain shares of common stock of Legacy Dave which were originally issued upon the founding of Legacy Dave for par value;

•	The resale of 1,593 shares of Class A Common Stock originally issued in a private placement to the Sponsor in connection with the IPO, acquired at a price of $0.1237 per share (“Sponsor Shares”);

•

The resale of 159,381 shares of Class A Common Stock that are issuable by us upon the exercise of 5,100,214 warrants originally issued in a private placement to the Sponsor in connection with the IPO with an exercise price of $368.00 per share of Class A Common Stock, which were purchased at a price of $1.50 per warrant (“Sponsor Warrants”);

•

The resale of 198,254 shares of Class A Common Stock that are issuable by us upon the exercise of 6,344,150 warrants originally issued in connection with the IPO with an exercise price of $368.00 per share of Class A Stock that were previously registered and which were purchased as part of units consisting of common stock and one-fourth of one warrant at a price of $320.00 per unit (“IPO Warrants”);

•

The resale of 6,445,921 shares of Class A Common Stock issued upon consummation of our Business Combination and held by certain of our directors and officers and other holders of registration rights acquired at prices ranging from $0.004 per share to $162.62 per share; and

•	The resale of 415,336 shares of Class A Common Stock underlying Options, which have a weighted average exercise price of $20.39 per share.

The following table includes information relating to the shares of Class A Common Stock offered hereby, including the purchase price each category of Selling Securityholder paid for its securities and the potential profit relating to such securities. The following table is in part based off Dave’s internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. The public offering price in the IPO was $10.00 per share, adjusted to $320.00 for the Reverse Stock Split. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their shares of Class A Common Stock offered by this prospectus even if the market price per share of Class A Common Stock is below $320.00 per share. Investors who purchased our Class A Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they have paid and the current trading price of our Class A Common Stock.

Selling Securityholder	Number of Offered Shares	Effective Purchase Price per Offered Share		Potential Profit per Offered Shares(1)
PIPE Shares	140,624	$320.00		*
Shares in exchange for Class V Common Stock	1,514,082	$0.00		$7,691,537
Sponsor Shares	1,593	$0.12		$7,895
Sponsor Warrants	159,381	$369.50	(2)	*
IPO Warrants	198,254	$320.00		*
Shares held by directors and officers and other holders of registration rights
At the lowest price paid by certain holders	6,445,921	$0.004		$32,719,495
At the highest price paid by certain holders	6,445,921	$162.62		*
Option Shares	415,336	$20.39	(3)	*

*	Represents no potential profit per share or a potential loss per share based on illustrative market price
(1)	Based on the closing price of our Class A Common Stock on June 26, 2023 of $5.08.
(2)	Includes the purchase price of $1.50 per warrant and the exercise price of $368.00 per share.
(3)

Represents the weighted average exercise price. As of June 26, 2023, 52,083 Option Shares of the 415,336 Option Shares included in this prospectus are issuable upon exercise of Options exercisable at a price less than the last reported stock price of our Class A Common Stock of $5.08 per share on June 26, 2023. If such Options were exercised, we would receive proceeds of approximately $62,000.

The securities being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 68.8% of our total issued and outstanding Common Stock as of June 26, 2023, assuming and after giving effect to the issuance of Class A Common Stock upon exercise of all outstanding Warrants, conversion of all Class V Common Stock into Class A Common Stock, and the exercise of all Options. The Warrants being offered for resale pursuant to this prospectus represent 100% of our current total outstanding Warrants. The Selling Securityholders may be able to sell all of their shares registered for resale hereunder for so long as the registration statement of which this prospectus forms a part is available for use. The Selling Securityholders acquired the outstanding Class A Common Stock covered by this prospectus at prices ranging from $0.00 per share to $320.00 per share, as adjusted for the Reverse Stock Split. By comparison, the offering price to public stockholders in the IPO, as adjusted for the Reverse Stock Split, was $320.00 per unit, which consisted of one share and one-fourth of one warrant. Consequently, certain Selling Securityholders may realize a positive rate of return on the sale of their shares covered by this prospectus. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus is a part, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Class A Common Stock and Warrants or result in a significant decline in the public trading price of our Class A Common Stock and Warrants.

A decline in the market price of our Class A Common Stock, resulting from sale of all or substantial amounts of the Class A Common Stock or Warrants being offered by this prospectus, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future. See “Risk Factors” for more details.

We may receive up to $131.6 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. As of the date of this prospectus, our Warrants are “out-of-the money,” which means that the trading price of the shares of our Class A Common Stock underlying our Warrants is below the $368.00 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate and working capital purposes, although we believe that our cash on hand should be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, in addition to the risks and uncertainty discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the discussion of risks and uncertainties under the headings “Risk Factors” contained in our most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K subsequently filed with the SEC, and all other information contained or incorporated by reference into this prospectus, as updated by our filings under the Exchange Act, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information.” Except as set forth below and as may be disclosed in any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed after the date of this prospectus, there have been no material changes with respect to the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022.

Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.

The Selling Securityholders acquired the outstanding securities offered for resale by this prospectus at effective purchase prices ranging from $0.00 to $320.00 per share, as adjusted for the Reverse Stock Split. On June 26, 2023, the last reported sale price of our Class A Common Stock as reported on Nasdaq was $5.08 per share. Because the current market price of our Class A Common Stock is higher than the price certain Selling Securityholders paid for their securities and is higher than the exercise price of Options to purchase Class A Common Stock held by certain Selling Securityholders, there is a higher likelihood that those Selling Securityholders will sell their shares pursuant to the registration statement of which this prospectus is a part. Given the relatively lower purchase price that some of our stockholders paid to acquire securities and exercise prices that some of our option holders may pay to exercise Options to acquire Option Shares, as compared to the current trading price of our shares of Class A Common Stock, these stockholders in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return depending on the market price of our shares of Class A Common Stock at the time that such stockholders choose to sell their shares of Class A Common Stock. Investors who purchased our Class A Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they have paid and the current trading price of our Class A Common Stock. Based on the last reported sale price of our shares of Class A Common Stock on June 26, 2023 and the respective purchase prices of Class A Common Stock referenced above, the Selling Securityholders may receive potential profits of up to $5.08 per share.

As of the date of this prospectus, only 52,083 Option Shares of the 415,336 Option Shares included in this prospectus are issuable upon exercise of Options at a price less than the last reported stock price of our Class A Common Stock on June 26, 2023. Holders of Options will be less likely to exercise those Options if the exercise prices of their Options exceed the market price of our shares of Class A Common Stock. There is no guarantee that the Options will be in the money prior to their expiration, and as such, Options may expire worthless. As such, any cash proceeds that we may receive in relation to the exercise of the Options relating to Option Shares, if any, that are offered for sale in this prospectus will be dependent on the trading price of our Class A Common Stock.

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing stockholders could cause the price of our Class A Common Stock and Warrants to decrease significantly.

The Selling Securityholders can resell, under this prospectus, up to 6,588,138 shares of our Class A Common Stock representing approximately 62.9% of our total outstanding Class A Common Stock as of the date of this prospectus, assuming no exercise of Warrants and Options and no conversion of our Class V Common Stock, or approximately 17.9% of our total shares of Class A Common Stock outstanding as of the date of this prospectus, assuming such exercise or conversion. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Common Stock and Warrants, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could increase the volatility of the market price of our Class A Common Stock and Warrants or result in a significant decline in the public trading price of our Class A Common Stock and Warrants. A decline in the market price of our securities and could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Warrants.

In addition, the Selling Securityholders acquired the Class A Common Stock covered by this prospectus at prices ranging from $0.00 per share to $320.00 per share. By comparison, the offering price to public stockholders in the IPO, as adjusted for the Reverse Stock Split, was $320.00 per unit, which consisted of one share and one-fourth of one Warrant. Accordingly, certain Selling Securityholders may realize a positive rate of return on the sale of their shares offered by this prospectus even if the market price of Class A Common Stock is below $320.00 per share. Please see the section titled “Information Related to Offered Securities” for information about potential profits that may made by various Selling Securityholders on the sales of the securities they hold.

There is no guarantee that the exercise price of the Warrants will ever be less than the trading price of our Class A Common Stock on Nasdaq, and they may expire worthless, and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment.

As of the date of this prospectus, the Warrants are “out-of-the money,” which means that the trading price of the shares of Class A Common Stock underlying the Warrants is below the $368.00 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock. There is no guarantee that our Warrants will be in the money prior to their expiration and, as such, our Warrants may expire worthless.

The Warrants were issued in registered form under a Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Warrants, we will receive an aggregate of approximately $131.6 million. As of the date of this prospectus, Warrants are “out-of-the money,” which means that the trading price of the shares of Class A Common Stock underlying the Warrants is below the $368.00 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock.

We will receive up to an aggregate of approximately $8.5 million from the exercise of Options, assuming the exercise in full of all of the Options for cash. We expect to use the net proceeds from the exercise of the Warrants or Options, if any, for working capital and general corporate purposes. As of the date of this prospectus, only 52,083 Option Shares of the 415,336 Option Shares included in this prospectus that are issuable upon exercise of Options at a price less than the last reported stock price of our Class A Common Stock on June 26, 2023 of $5.08. If such Options were exercised, we would receive proceeds of approximately $62,000. Holders of Options will be less likely to exercise those Options if the exercise prices of their Options exceed the market price of our shares of Class A Common Stock. There is no guarantee that the Options will be in the money prior to their expiration, and as such, Options may expire worthless. We will have broad discretion over the use of any proceeds from the exercise of the Warrants or Options.

There is no assurance that the holders of the Warrants or Options will elect to exercise any or all of their Warrants or Options, as applicable. To the extent that any Warrants and Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants and Options will decrease.

The Selling Securityholders will pay any discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The Warrants are listed on The Nasdaq Global Market under the symbol “DAVEW.”

We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 8,875,191 shares of our Class A Common Stock. The Sponsor acquired the Founder Shares in connection with the IPO. Certain of the Founder Shares were subsequently transferred to Janet Kloppenburg, Peter Offenhauser and Kurt Summers (the “Prior Independent Directors”). In connection with the transactions contemplated by the Merger Agreement, certain Legacy Dave stockholders who were officers, directors or otherwise affiliates of Legacy Dave acquired Class A Common Stock, and Jason Wilk, our Chief Executive Officer, acquired Class V Common Stock.

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to certain of the Selling Securityholders in respect of the securities described above. For additional information regarding these registration rights, see the section titled “Description of Securities — Investor Rights.”

The following table sets forth certain information as of April 24, 2023, concerning the shares of Class A Common Stock that may be offered from time to time by each Selling Securityholder under this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Shares of Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Alameda Research Ventures LLC(1)	46,875	46,875	—	—
Clarence Jones	81	81	—	—
Dan Preston(2)	24,125	24,125	—	—
Funds advised by Corbin Capital Partners, L.P.(3)	93,749	93,749	—	—
JAK II LLC(4)	215,863	215,863	—	—
Janet Kloppenburg	531	531	—	—
Jason Wilk(5)	1,872,083	1,872,083	—	—
KPC Venture Capital LLC(6)	163,712	163,712	—	—
Kurt Summers	531	531	—	—
Kyna Payawal	1,643	1,643	—	—
Kyle Beilman(7)	80,242	80,242	—	—
Lauryn Nwankpa	1,842	1,842	—	—
Mark Cuban	223,675	223,675	—	—
Norwest Venture Partners XIV, LP(8)	582,675	582,675	—	—
Olivia Caggiano	148	148	—	—

	Shares of Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Paras Chitrakar	876,002	876,002	—	—
Peter Offenhauser	531	531	—	—
Richard Fickling	740	740	—	—
Section 32 Fund 1, LP(9)	2,886,003	2,886,003	—	—
SV Angel VI LP(10)	204,688	204,688	—	—
TCG Digital, LLC(11)	243,044	243,044	—	—
The Jonathan A. Kraft 1996 Family Trust(12)	34,098	34,098	—	—
The Kiel Family Trust under the Jason Wilk 2021 Irrevocable Trust(13)	28,558	28,558	—	—
The Residual Trust under the Jason Wilk 2021 Irrevocable Trust(14)	789,375	789,375	—	—
The Wilk Family Trust under the Jason Wilk 2021 Irrevocable Trust(15)	28,558	28,558	—	—
Timur Minnakhmetov	798	798	—	—
TWO R LLC(16)	91,859	91,859	—	—
Funds affiliated with Victory Park Capital Advisors, LLC(17)	143,493	143,493	—	—

(1)	Samuel Bankman-Fried has voting and investment control of the shares held by Alameda Research Ventures LLC and may be deemed to beneficially own the securities owned by Alameda Research Ventures LLC.
(2)	Consists of 24,125 shares of Class A Common Stock underlying options of Legacy Dave and RSUs that will vest within 60 days of April 24, 2023.
(3)

Consists of (i) 38,437 shares of Class A Common Stock held by Corbin ERISA Opportunity Fund, Ltd. (“Corbin ERISA”), (ii) 16,875 shares of Class A Common Stock held by Corbin Opportunity Fund, L.P. (“Corbin Opportunity”), and (iii) 38,437 shares of Class A Common Stock held by Pinehurst Partners, L.P. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of each of Corbin Opportunity, Corbin ERISA , and Pinehurst Partners, L.P. (collectively, the “Corbin Funds”). CCP and its general partner, Corbin Capital Partners GP, LLC, may be deemed beneficial owners of the Company securities being registered hereby for sale by the Corbin Funds. Craig Bergstrom, as the Chief Investment Officer of CCP, makes voting and investment decisions for the Corbin Funds, and may be deemed to beneficially own Class A Common Stock owned directly by the Corbin Funds. The address for each of these entities and individuals is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(4)	Jonathan A. Kraft has voting and investment control of the shares held by JAK II LLC and may be deemed to beneficially own the securities owned directly by JAK II LLC.
(5)	Consists of (i) 1,514,082 shares of Class A Common Stock underlying shares of Class V Common Stock and (ii) 358,001 shares of Class A Common Stock underlying options of Legacy Dave.
(6)

KPC Venture Capital LLC is managed by Chestnut Hill Management Corp. Each of Robert K. Kraft and Jonathan A. Kraft has voting and investment control of the shares held by KPC Venture Capital LLC and may be deemed to beneficially own the securities owned directly by KPC Venture Capital LLC.

(7)	Consists of (i) 77,811 shares of Class A Common Stock registered for resale under this prospectus and (ii) 2,431 shares of Class A Common Stock underlying options of Legacy Dave.
(8)

The general partner of Norwest Venture Partners XIV, L.P. is Genesis VC Partners XIV, LLC. The managing member of Genesis VC Partners XIV, LLC is NVP Associates, LLC. Promod Haque, Jeffrey Crowe and Jon Kossow are co-chief executive officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners XIV, L.P. The address of Norwest Venture Partners XI, L.P. is 1300 El Camino Real, Suite 200, Menlo Park, CA 94025.

(9)

Section 32 GP 1, LLC, the general partner of Section 32 Fund 1, LP, may be deemed to have voting and dispositive power over the shares held by Section 32 Fund 1, LP. Investment decisions with respect to the shares held by Section 32 Fund 1, LP are made by the managing member of Section 32 GP 1, LLC, William J. Maris. The address for all entities and individuals affiliated with Section 32 Fund 1, LP is 171 Main Street, #671, Los Altos, CA 94022.

(10)	SV Angel VI LP is managed by SV Angel GP VI LLC.
(11)	TCG Digital, LLC is managed by TCG, LLC, which is managed by The Chernin Group, LLC.
(12)

The Jonathan A. Kraft 1996 Family Trust – Robert K. Kraft is the trustee for The Jonathan A. Kraft 1996 Family Trust and has sole voting and investment power over the shares of Class A Common Stock held by The Jonathan A. Kraft 1996 Family Trust. As such, Mr. Kraft may be deemed to be the beneficial owner of such shares.

(13)

The Kiel Family Trust under the Jason Wilk 2021 Irrevocable Trust is a corporate trust, with Premier Trust, Inc. appointed as the corporate trustee with investment authority. The address for the Kiel Family Trust under the Jason Wilk 2021 Irrevocable Trust is 4465 South Jones Boulevard, Las Vegas, NV 89103.

(14)

The Residual Trust under the Jason Wilk 2021 Irrevocable Trust is a corporate trust, with Premier Trust, Inc. appointed as the corporate trustee with investment authority. The address for the Residual Trust under the Jason Wilk 2021 Irrevocable Trust is 4465 South Jones Boulevard, Las Vegas, NV 89103.

(15)

The Wilk Family Trust under the Jason Wilk 2021 Irrevocable Trust is a corporate trust, with Premier Trust, Inc. appointed as the corporate trustee with investment authority. The address for the Wilk Family Trust under the Jason Wilk 2021 Irrevocable Trust is 4465 South Jones Boulevard, Las Vegas, NV 89103.

(16)	Robert K. Kraft has voting and investment control of the shares held by TWO R LLC and may be deemed to beneficially own the securities owned directly by TWO R LLC.
(17)

Consists of (i) 21,216 shares of Class A Common Stock issuable upon exercise of Warrants held by Victory Park Capital Advisors, LLC (“VPC”), (ii) 25,911 shares of Class A Common Stock issuable upon exercise of Warrants held by VPC Specialty Lending Investments Intermediate Holdings, L.P. (“VPCSLI”), (iii) 20,724 shares of Class A Common Stock issuable upon exercise of Warrants held by VPC Special Opportunities Fund III Onshore, L.P. (“VPCSO”), and (iv) 75,642 shares of Class A Common Stock issuable upon exercise of Warrants held by DayofHay, LLC (“DayofHay”). Each of VPCSLI, VPCSO, and DayofHay are managed by Victory Park Management, LLC. Victory Park Management LLC is managed by Victory Park Capital Advisors, LLC, a Delaware limited liability company, which is managed by Jacob Capital, L.L.C., an Illinois limited liability company. Richard Levy is the sole member of Jacob Capital, L.L.C. and may be deemed to have beneficial ownership of Class A Common Stock held directly by the Sponsor.

PLAN OF DISTRIBUTION

The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144, if available, rather than pursuant to this prospectus. See “Securities Act Restrictions on Resale of Common Stock-Rule 144—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.”

Further, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling

Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement, dated March 4, 2021, between VPCC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”) on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the Selling Securityholders party to the Investor Rights Agreement dated January 5, 2022, by and among Dave, the Sponsor, the Prior Independent Directors and certain holders of the capital stock of Legacy Dave in respect of the shares of Common Stock held by such holders following the closing of the Business Combination (the “Investor Rights Agreement”) against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Class A Common Stock or Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Investor Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Investor Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Investor Rights Agreement, see the section entitled “Description of Securities-Investor Rights.”

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Charter, our Bylaws and the Investor Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Charter, our Bylaws and the Investor Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Pursuant to the terms of our Second Amended and Restated Certificate of Incorporation dated January 5, 2022, as amended on January 5, 2023, as the same may be further amended, supplemented or modified from time to time (the “Charter”), our authorized capital stock consists of:

•	500,000,000 shares of Class A Common Stock, $0.0001 par value per share;

•	100,000,000 shares of Class V Common Stock, $0.0001 par value per share; and

•	10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

As of June 26, 2023, there were (i) 10,402,531 shares of Class A Common Stock outstanding held by 78 holders of record, (ii) 1,514,082 shares of Class V Common Stock outstanding held by one holder of record and (iii) no shares of Preferred Stock outstanding.

Class A Common Stock and Class V Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Charter, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Each holder of Class V Common Stock has the right to ten votes per share of Class V Common Stock held of record by such holder on all matters submitted to a vote of the stockholders. The holders of shares of Class A Common Stock and Class V Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class V Common Stock shall not be entitled to vote on any amendment to our Charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of preferred stock).

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under both our Charter and under the DGCL, holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Dave, the holders of Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of creditors of Dave and the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

The holders of Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Common Stock.

Conversion

The Class V Common Stock will be convertible into shares of Class A Common Stock on a one-to-one basis at the option of the holders of the Class V Common Stock at any time upon written notice to the Company. In addition, the Class V Common Stock will automatically convert into shares of Class A Common Stock immediately prior to the close of business on the earliest to occur of certain events specified in our Charter.

Exclusive Forum

To the fullest extent permitted by law, unless we otherwise consent in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action brought (i) any derivative action or proceeding brought on behalf of Dave, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or our Bylaws, or (v) any other action asserting a claim governed by the internal affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any claim for which the U.S. federal courts have exclusive jurisdiction. Our Charter will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Our Charter provides that a state or federal court located within the state of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with the Company or our directors, officers, employees, or stockholders. If any other court of competent jurisdiction were to find either exclusive-forum provision in our Charter to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could adversely affect our business, financial condition and results of operations. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum selection clause.

Election of Directors

The Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term.

Under our Charter, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Common Stock.

Dave Preferred Stock

Our Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Dave entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

The Board is able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A Common Stock and Class B Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of the Company or the removal of our management and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Dave. We had no Preferred Stock outstanding at the date our Charter became effective. Although our Board does not currently intend to issue any shares of Preferred Stock, we cannot assure you that our Board will not do so in the future.

Warrants

Public Warrants

The Warrants which became exercisable on March 4, 2022 may only be exercised for a whole number of shares. We agreed to maintain the effectiveness of a registration statement (which this prospectus is a part) covering the Class A Common Stock issuable upon exercise of the Warrants and to maintain a current prospectus relating to the Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. Notwithstanding the above, if the shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants have an exercise price of $368.00 per share, subject to adjustments, and will expire on January 5, 2027 or earlier upon redemption or liquidation. As a result of the reverse stock split effected on January 5, 2023 which resulted in the shares of Common Stock being adjusted at a ratio of 1-for-32, each Warrant is exercisable into 1/32 of a share of Class A Common Stock. Warrants may only be exercised for a whole share of Class A Common Stock. In addition, if we had issued additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants would have adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

We may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Class A Common Stock equals or exceeds $576.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to the Class A Common Stock is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

We may redeem the outstanding Warrants for Class A Common Stock:

•	in whole and not in part;

•

at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Class A Common Stock except as otherwise described below;

•

if, and only if, the closing price of Class A Common Stock equals or exceeds $320.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders; and

•

if the closing price of Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $576.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Warrants, as described above.

The “fair market value” of Class A Common Stock means the average reported last sale price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent. In no event will we be required to net cash settle any Warrant. In no event will we be required to net cash settle any Warrant.

Exercise of Warrants

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Private Warrants

The Private Warrants are identical to the Warrants, except that the Private Warrants and the Class A Common Stock issuable upon exercise of the Private Warrants were not transferrable, assignable or saleable until March 4, 2022, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and the warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Organizational Documents

We will not opt out of Section 203 of the DGCL under our Charter and Bylaws (collectively, the “Organizational Documents”). Under Section 203 of the DGCL, we will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of the Company (the “acquisition”), except if:

•	the Board approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by the Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This may encourage companies interested in acquiring Dave to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves the acquisition which results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under our Organizational Documents, subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders of Dave and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under our Organizational Documents, special meetings of stockholders of Dave may be called only by the chairperson of the Board, the chief executive officer or president of the Company or the Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under our Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given in the manner and to the extent provided our Bylaws.

Investor Rights

Pursuant to the Investor Rights Agreement, we have filed a resale registration statement (of which this prospectus is a part) with the SEC (at our sole cost and expense), and we will use our commercially reasonable best efforts to have the registration statement declared effective as soon as reasonably practicable in accordance with the Investor Rights Agreement. In certain circumstances, certain of the holders of registration rights can demand up to three underwritten offerings, and all of the holders of registration rights will be entitled to customary piggyback registration rights. The Investor Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the Investor Rights Agreement.

Listing of Securities

The Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “DAVE” and “DAVEW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Class A Common Stock or Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such Dave securities then-outstanding; or

•	the average weekly reported trading volume of such Dave securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Dave Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders-Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Class A Common Stock described in this prospectus under “Description of Securities-Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders-Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders-Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders-Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities-Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants or an expiration or redemption of our warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders-Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Dave Inc. as of December 31, 2022, and for the year ended December 31, 2022, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Dave Inc. (the “Company”) as of and for the year ended December 31, 2021, incorporated in this prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at http://www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Copies of certain information filed by us with the SEC are also available on our website at https://www.dave.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and all documents filed after the date of the registration statement of which this prospectus is a part with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering covered by this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 13, 2023, including the information specifically incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A, filed on May 1, 2023;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed on May 9, 2023;

•	Our Current Reports on Form 8-K filed on April 7, 2023 and June 15, 2023; and

•

The description of our Common Stock included in Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on March 25, 2022, together with any subsequent amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

Requests for such information should be directed to our Corporate Secretary at the address below:

Dave Inc.

1265 South Cochran Avenue

Los Angeles, California 90019

Attention: Corporate Secretary

Telephone: (844) 857-3283

Please include your contact information with the request.

DAVE INC.

Up to 8,517,556 Shares of Class A Common Stock

Up to 357,635 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS

            , 2023

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$290,266	(1)
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

(1)	Previously paid.
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that its directors, officers, employees and agents are entitled to be indemnified by the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) (1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of this paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence). (2) The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision on the Registrant’s amended and restated certificate of incorporation is to eliminate the Registrant’s rights and those of the stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the Registrant’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Registrant’s amended and restated certificate of incorporation, the liability of the Registrant’s directors to it or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by its stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors on a retroactive basis.

The Registrant’s amended and restated certificate of incorporation provides that it will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former officers and directors, as well as those persons who, while directors or officers of its corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Registrant’s amended and restated certificate of incorporation will be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by the Registrant’s amended and restated certificate of incorporation is a contract right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Registrant’s officer or director (solely in the capacity as an officer or director of its corporation) will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Registrant’s amended and restated certificate of incorporation may have or hereafter acquire under law, the Registrant’s amended and restated certificate of incorporation, the Registrant’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Registrant’s amended and restated certificate of incorporation affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Registrant’s amended and restated certificate of incorporation permits it, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Registrant’s amended and restated certificate of incorporation.

The Registrant’s bylaws include provisions relating to the advancement of expenses and indemnification rights consistent with those set forth in the Registrant’s amended and restated certificate of incorporation. In addition, the Registrant’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The Registrant’s bylaws also permit it to purchase and maintain insurance, at its expense, to protect the Registrant and/or any director, officer, employee or agent of the Registrant’s corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Registrant’s bylaws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its officers and directors. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., Bear Merger Company I Inc., Bear Merger Company II LLC, and Dave Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 10, 2021).

3.1**	Second Amended and Restated Certificate of Incorporation of Dave Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2022).

3.2**	Amended and Restated Bylaws of Dave Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2022).

3.3**	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Dave Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 5, 2023).

4.1**	Specimen Warrant Certificate of the Dave Inc. (incorporated by reference to Exhibit B to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on March 9, 2021).

4.2**	Warrant Agreement, dated March 4, 2021, between Continental Stock Transfer & Trust Company and VPCC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on March 9, 2021).

Exhibit No.	Description

4.3**	Form of Convertible Note by and between Dave Inc. and FTX Ventures, Ltd. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 21, 2022).

4.4**	Investor Rights Agreement, dated as of January 5, 2022, by and among the Company, the Sponsor, Janet Kloppenburg, Peter Offenhauser and Kurt Summers, and certain holders of common stock of Legacy Dave (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2022).

5.1**	Opinion of Orrick, Herrington & Sutcliffe LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 filed by the registrant on February 2, 2022).

23.1	Consent of Moss Adams LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3**	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1**	Power of attorney (included on the signature page hereof).

107**	Filing Fee Table

*

The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.
**	Previously filed

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on July 28, 2023.

DAVE INC.

By:	/s/ Jason Wilk
Name: Jason Wilk
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jason Wilk Jason Wilk	Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2023

/s/ Kyle Beilman Kyle Beilman	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2023

* Teresa Aragones	Director	July 28, 2023

* Brendan Carroll	Director	July 28, 2023

* Andrea Mitchell	Director	July 28, 2023

* Michael Pope	Director	July 28, 2023

* Dan Preston	Director	July 28, 2023

Yadin Rozov	Director

*By:	/s/ Kyle Beilman
Kyle Beilman
Attorney-in-fact